FOUNTAIN POWERBOAT INDUSTRIES, INC.
                     Post Office Drawer 457
                   1653 Whichard's Beach Road
               Washington, North Carolina  27889



            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



     NOTICE is hereby given that the Annual Meeting of Shareholders of Fountain Powerboat Industries, Inc. (the "Company") will be held at Cliff's Convention Center located on U.S. Highway 17 Chocowinity, North Carolina, at 10:00 a.m. on Wednesday, February 7, 2001. The purposes of the meeting are:

1.   Election of Directors.   To elect eight directors of the Company  for
     terms of one year or until their respective successors are duly elected and qualified;

2.   Proposal  to  Ratify  Appointment  of  Independent  Accountants.   To
     consider and vote on a proposal to ratify the appointment of Pritchett, Siler & Hardy, P.A. as the Company's independent public accountants for Fiscal 2001; and,

3.   Other  Business.   To transact any other business properly  presented
     for action by shareholders at the Annual Meeting.


     You are invited to attend the Annual Meeting in person. However, to ensure the presence of a quorum, all shareholders, even if they plan to attend, are requested to complete, sign and date the enclosed appointment of proxy and return it promptly in the enclosed envelope. Returning a signed appointment of proxy will not affect your right to revoke it or to attend the Annual Meeting and vote in person.


                                   By Order of the Board of Directors



                                   Blanche C. Williams
                                   Secretary



January 5, 2001

              FOUNTAIN POWERBOAT INDUSTRIES, INC.
                   1653 Whichard's Beach Road
               Washington, North Carolina  27889

                        PROXY STATEMENT


                 ANNUAL MEETING OF SHAREHOLDERS

General

     This Proxy Statement is being furnished to shareholders of Fountain Powerboat Industries, Inc. (the "Company") in connection with the solicitation by the Company's Board of Directors of appointments of proxy in the enclosed form for use at the annual meeting of the Company's shareholders (the "Annual Meeting") and at any adjournments of the meeting. The Annual Meeting will be held at 10:00 a.m. on Wednesday, February 7, 2001, at Cliff's Convention Center located on U.S. Highway 17 in Chocowinity, North Carolina. This Proxy Statement is being mailed to the Company's shareholders on or about January 5, 2001.

Action to be Taken at Annual Meeting

     At the Annual Meeting, the Company's shareholders will elect eight directors for terms of one year (see "Proposal 1: Election of Directors") and vote on a proposal to ratify the appointment of the Company's independent public accountants for Fiscal 2001 (see "Proposal 2:
Ratification of Appointment of Independent Accountants"). Shareholders also may consider any other business properly presented for action at the Annual Meeting.

Appointment and Voting of Proxies

     A form of "appointment of proxy" is included with this Proxy Statement which names David A. Simmons, Carol J. Price, and Hannah R. Hale (the "Proxies") as proxies to represent shareholders at the Annual Meeting. The Board of Directors requests that shareholders sign and date an appointment of proxy and return it to the Company in the envelope which is enclosed for that purpose.

     Shares of the Company's common stock held of record by a shareholder who correctly executes an appointment of proxy and returns it to the Company before the Annual Meeting will be voted by the Proxies according to the shareholder's directions. If no directions are given by the shareholder in the appointment of proxy, then those shares will be voted by the Proxies "FOR" the election of each of the eight nominees for director named in Proposal 1 below, and "FOR" ratification of the appointment of the Company's independent public accountants for Fiscal 2001. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable or unwilling to serve as a director for any reason, the Proxies will have the discretion to vote for a substitute nominee named by the Board of Directors. The Board of Directors knows of no other matters that are intended to be presented for action by shareholders at the Annual Meeting but, if any other matter is properly presented for action by shareholders, the Proxies will be authorized to vote shares represented by appointments of proxy according to their best judgment.

Revocation of Appointment of Proxy

     A shareholder who signs and returns an appointment of proxy may revoke it at any time before the voting takes place at the Annual Meeting by filing with the Company's Secretary either a written instrument revoking it or an executed appointment of proxy dated as of a later date, or by attending the Annual Meeting and announcing an intention to vote in person.
Expenses and Method of Solicitation

     The Company will pay all costs of the solicitation of appointments of proxy for the Annual Meeting, including costs of preparing and mailing this Proxy Statement.

In addition to solicitation by mail, appointments of proxy may be solicited personally or by telephone by directors, officers, and employees of the Company and it's wholly owned subsidiary, Fountain Powerboats, Inc. ("Fountain").

Record Date

     The Company's Board of Directors has set the close of business on December 29, 2000, as the record date (the "Record Date") for determining which shareholders are entitled to receive notice of and to vote at the Annual Meeting. A person must be a shareholder of record on the Record Date in order to be eligible to vote on the matters presented for action by shareholders at the Annual Meeting.

Voting Securities

     The Company's voting securities are the outstanding shares of its common stock, $.01 par value per share. There were 4,732,608 outstanding shares of common stock on the Record Date. Fountain holds 15,000 shares of the Company's common stock which are treated as treasury shares and are not entitled to be voted at the Annual Meeting. Otherwise, each shareholder may cast one vote for each share held of record on the Record Date on each director to be elected and on each other matter voted on by shareholders.

Voting Procedures; Votes Required for Approval

     In the election of directors, the eight nominees receiving the highest numbers of votes will be elected. For Proposal 2 to be approved, the votes cast in favor of the proposal must exceed the votes cast in opposition. Abstentions and broker non-votes will have no effect in the election of directors or in the voting on Proposal 2. Shareholders may not vote cumulatively in the election of directors.

Beneficial Ownership of Securities

     Principal Shareholders. The following table reflects, based on information currently available to the Company, the beneficial ownership of the Company's common stock as of the Record Date by persons known to beneficially own more than 5% of its common stock.

      Name and address            Amount and nature of      Percent
     of beneficial owner          beneficial ownership    of class (1)
 _____________________________    ____________________    ____________

 Reginald M. Fountain, Jr.
 Post Office Drawer 457
 Washington, North Carolina
 27889                                2,588,372 (2)          50.9%

 Triglova Finanz, A.G.
 Edificio Torre Swiss Bank
 Piso 16, Apartado Postal 1824
 Panama 1, Republica de Panama          266,500 (3)          5.65%
 _____________________________

(1) Percentages are calculated based on 4,732,608 total outstanding shares, minus 15,000 shares held by Fountain, plus, in the case of Mr. Fountain, the number of additional shares that he could purchase upon the exercise of stock options.
(2) Includes 450,000 shares which could be purchased by Mr. Fountain from the Company upon the exercise of stock options and as to which shares he may be deemed to have sole investment power only.
(3) Based on information contained in filings with the Securities and Exchange Commission.

     Management Ownership. The following table reflects the beneficial ownership of the Company's common stock as of the Record Date by its current directors, nominees for election as directors, and certain executive officers, individually, and by all current directors and executive officers of the Company as a group:

      Name and address             Amount and nature of        Percent
     of beneficial owner          beneficial ownership(1)    of class (2)
 _____________________________    _______________________    ____________


 Reginald M. Fountain, Jr.....        2,588,372 (3)             50.09%

 George L. Deichmann III......          17,100                    *

 Craig F. Goess...............            -0-                     --

 Guy L. Hecker, Jr............            -0-                     --

 Robert L. Henkel.............            -0-

 Anthony J.  Romersa..........          35,000 (4)                *

 Mark L. Spencer..............          33,525 (5)                *

 David L. Woods...............          27,500                    *

 All current directors and
   executive officers as
   a group (7 persons)........        2,673,997 (6)             51.15%


(1) Except as otherwise noted below, the named individuals and persons included in the group exercise sole voting and investment power with respect to all shares.
(2) Percentages are calculated based on 4,732,608 total outstanding shares, minus 15,000 shares held by Fountain, plus, in the case of each individual and the group, the number of additional shares (if any) that could be purchased by that individual or by persons included in the group upon the exercise of stock options. An asterisk indicates less than 1.0%.
(3) Includes 450,000 shares which could be purchased by Mr. Fountain from the Company upon the exercise of stock options and with respect to which shares he may be deemed to have sole investment power only.
(4) Includes 30,000 shares which could be purchased by Mr. Romersa from the Company upon the exercise of stock options and with respect to which shares he may be deemed to have sole investment power only.
(5) Includes 30,000 shares which could be purchased by Mr. Spencer from the Company upon the exercise of stock options and with respect to which shares he may be deemed to have sole investment power only.
(6) Includes an aggregate of 510,000 shares which could be purchased by persons included in the group from the Company upon the exercise of stock options and as to which shares such persons may be deemed to have sole investment power only.

Section 16(a) Beneficial Ownership Reporting Compliance

     The  Company's  directors  and executive  officers  are  required  by
Section 16(a) of the Securities Exchange Act of 1934, as amended, to file reports with the Securities and Exchange Commission regarding the amount of and changes in their beneficial ownership of the Company's common stock. Based on its review of copies of those reports, the Company is required each year to disclose failures during the previous fiscal year to report shares beneficially owned or changes in beneficial ownership, or to timely file required reports. It has come to the Company's attention that, during Fiscal 2000, George L. Deichmann III inadvertently failed to report one purchase transaction. Upon discovery of the omission, his report was filed approximately one month following its due date. Also, Federico Pignatelli, who served as a director of the Company during Fiscal 2000, made a timely filing to report two purchase transactions but, due to errors in information supplied by his broker, the report did not accurately describe his transactions. Mr. Pignatelli's report was amended promptly following discovery of the error. However, because his transactions were not accurately reported until the amended report was filed (approximately one week following the due date of the original report), Mr. Pignatelli may be considered to have filed a late report.

               PROPOSAL 1:  ELECTION OF DIRECTORS

     The Company's Bylaws provide for a Board of Directors composed of not less than three nor more than 25 members and authorize the Board of Directors to set and change the number of directors from time to time within those limits. Directors are elected each year at the Annual Meeting for terms of one year or until their respective successors have been elected and have qualified.

     The Board of Directors currently consists of six members whose terms will expire at the Annual Meeting, and there are two vacancies on the board. The Board has set the number of the Company's directors at eight for the year following the Annual Meeting and has nominated the persons named below for election at the Annual Meeting as directors of the Company for one-year terms. Six of the nominees currently serve as directors and have been nominated for reelection.

                Position(s) with the     First      Principal occupation and
 Name and age   Company and Fountain   elected (1)    business experience
______________  _____________________  ___________  _________________________

Reginald M.     Chairman, Presiedent      1986      Officer of the Company and
Fountain, Jr.   and Executive Officer               Fountain
   (60)

George L.             Director            1998      Owner and President of
Deichmann III                                       Trent-Olds-Cadillac-Buick-
   (56)                                             Pontiac-GMC Trucks, Inc.
                                                    (auto dealership),
                                                    New Bern, NC

Craig F. Goess        Director            1998      President and General
   (46)                                             Manager of Greenville
                                                    Toyota, Inc. and Auto
                                                    Truck Center of
                                                    Greenville, Inc. (auto
                                                    dealerships), Greenville,
                                                    NC

Guy L. Hecker,        Director            2000      President, Stafford, Burke
Jr. (2)                                             & Hecker, Inc., Alexandria,
   (68)                                             VA (high technology
                                                    consultants)

Robert L.            New nominee            -       Chief Operating Officer,
Henkel                                              Coastal Plains Restaurants,
   (45)                                             LLC (restaurant chain
                                                    operator), Greenville, NC

Anthony J.         Executive Vice         1999      Officer of the Company and
Romersa           President, Chief                  Fountain since August 1998;
   (55)           Operating Officer                 previously served as
                    and Director                    Director of Planning -
                                                    Marine Operations for
                                                    Brunswick Corp., Lake
                                                    Forest, IL (1986-1998)

Mark L. Spencer       Director            1992      Owner of Spencer
   (45)                                             Communications (advertising
                                                    and public relations firm),
                                                    Montrose, CA; from 1976-
                                                    1987, employed by Powerboat
                                                    Magazine, serving as
                                                    Executive Editor from 1981-
                                                    1987; commentator for ESPN
                                                    covering the boating
                                                    industry since 1985

David L. Woods       New nominee            -       Co-owner and manager, Woods
   (42)                                             & McCauley, LLC, dba Pier
                                                    57 Boat Sales and Service,
                                                    Counce TN  (boat sales and
                                                    service)
______________

(1) The term "First elected" refers to the year in which each individual first became a director of the Company.
(2) Mr. Hecker also serves as a director of 8X8, Inc., a public company headquartered in Santa Clara, CA, which develops, manufactures and markets telecommunications equipment.


     The Board of Directors recommends that shareholders vote "For" each of the nominees named above. In the election of directors, the eight nominees receiving the highest numbers of votes will be elected.
Director Compensation

Director Compensation

     The Company's directors currently do not receive any fees or other compensation for their services as directors, but they are reimbursed for travel and other out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors.

Meetings the Board of Directors

     The Company's Board of Directors met twice during Fiscal 2000. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and any committees on which he served.

Committees

     During Fiscal 2000, the Company's Board of Directors appointed a three-member Audit Committee and adopted a written charter for the Committee. The current members of the Audit Committee are Craig F. Goess, George L. Deichman III, and Guy L. Hecker, Jr. Each current member of the Audit Committee is "independent" as that term is defined by the listing standards of the The Nasdaq Stock Market. A copy of the Audit Committee Charter is included as Appendix A to this Proxy Statement. The Audit Committee did not meet separate from the full Board of Directors during Fiscal 2000.

     The Company does not have a standing nominating or compensation committee.

Audit Committee Report

     The Audit Committee has (i) reviewed the Company's audited financial statements for Fiscal 2000 and discussed them with management, (ii) discussed with the Company's independent accountants the matters required to be discussed by Statement of Accounting Standards 61, as amended, (iii) received written disclosures and a letter from the Company's independent accountants required by Independence Standards Board Statement No. 1, and
(iv)  discussed  the  independence of the Company's accountants  with  the
accountants.   The Company's Board of Directors approved the inclusion  of the Company's audited financial statements in its Annual Report on Form 10-K for Fiscal 2000, but that approval took place prior to, and was not based upon, the above review and discussions.

                         The Audit Committee:

   George L. Deichmann III     Guy L. Hecker, Jr.   Craig F. Goess

Compensation Committee Interlocks and Insider Participation

     The Company's executive officers are compensated by Fountain for their services as its officers and, with the exception of stock options, they receive no separate or additional compensation from the Company. Fountain's full Board of Directors considers and takes action on matters pertaining to the compensation of executive officers, and neither Fountain nor the Company has a standing compensation committee. During Fiscal 2000, Reginald M. Fountain, Jr., who serves as Chairman, President and Chief Executive Officer of Fountain and the Company, and Anthony J.
Romersa, who serves as Executive Vice President and Chief Operating Officer of Fountain and the Company, participated in deliberations of Fountain's Board of Directors pertaining to executive compensation, but each officer abstained from participation in deliberations regarding his own compensation.

     Mark L. Spencer, a director of the Company, is President and sole shareholder of Spencer Communications, which is retained by Fountain to provide  it  with advertising and public relations services.  Pursuant  to their arrangement, Fountain pays $12,000 per month for the services of Mr. Spencer's company, together with additional amounts for printing and production costs and other associated expenses. During Fiscal 2000, Fountain paid an aggregate of $345,049 to Mr. Spencer's company.

Board Report on Executive Compensation

     Fountain's goal is to provide an executive compensation program that will enable it to attract and retain qualified and motivated individuals as executive officers. Currently, Fountain's and the Company's executive compensation program includes: (i) base salary, (ii) cash bonuses to selected executive officers, (iii) stock options to selected executive officers, and (iv) contributions to the individual accounts of all participating employees (including executive officers) under Fountain's
Section 401(k) plan. In addition, Fountain provides other employee benefit and welfare plans customary for companies of its size.

     Base salary paid by Fountain to its and the Company's President and Chief Executive Officer, Reginald M. Fountain, Jr., is set by Fountain's Board of Directors from time to time based on its evaluation of Mr. Fountain's individual level of responsibility and performance and, in particular, his historical importance and current leadership and direction in the development and growth of both Fountain and the Company. Prior to Fiscal 2000, Mr. Fountain's received annual base salary of $350,000 during each of three consecutive years during which he received no salary increase. For Fiscal 2000, the Board of Directors increased Mr. Fountain's base salary by approximately 3% to $361,330. Mr. Romersa was first employed by Fountain during Fiscal 1999, and his initial annual base salary of $160,000, as well as the grant to him of an option to purchase 30,000 shares of the Company's common stock, was negotiated as part of his employment agreement prior to the time of his employment. For Fiscal 2000, the Board of Directors increased Mr. Romersa's base salary by 4% to $184,347. Pursuant to their employment agreements, Mr. Fountain and Mr. Romersa also may receive cash bonuses each year based on Fountain's and the Company's financial performance. Mr. Fountain's agreement provides that his bonus shall equal 5% of the Company's consolidated net income (calculated after deductions of profit sharing contributions but before deductions for income taxes), but not more than $250,000. Mr. Romersa's agreement provides that his bonus shall equal 1% of Fountain's net profits before taxes and before the deduction of bonuses paid to other officers. Mr. Fountain's and Mr. Romersa's cash bonuses earned for Fiscal 2000 were $81,438 and $16,288, respectively.

     The salaries and cash bonuses of Fountain's and the Company's other executive officers are determined by Mr. Fountain and Mr. Romersa based on their judgment of the levels of responsibility, qualifications, experience, and performance of the individual officers, as well as the Company's size, complexity, growth, and financial performance. The amounts of contributions to the separate accounts of executive officers under Fountain's 401(k) plan are determined solely by the terms of that plan. Except as described above with respect to Mr. Fountain's and Mr. Romersa's cash bonuses, the performance review process and, thus, the setting of salaries and the awarding of cash bonuses, largely are subjective and there are no specific formulae, objective criteria, or other such mechanisms by which the salary of, or the amount of the cash bonus paid to, any executive officer, including Mr. Fountain and Mr. Romersa, are tied empirically to his individual performance or to the Company's financial performance.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of annual compensation in excess of $1,000,000 paid to certain executive officers of public corporations. As none of Fountain's and the Company's executive officers receive annual compensation approaching that amount, Fountain's Board of Directors has not yet adopted a policy with respect to Section 162(m).

                         The Board of Directors:

   George L. Deichmann III       Craig F. Goess     Anthony J. Romersa
   Reginald M. Fountain, Jr.   Guy L. Hecker, Jr.     Mark L. Spencer

Executive Officers

     Reginald M. Fountain, Jr., age 60, currently serves as Chairman, President, and Chief Executive Officer of the Company and Fountain. He founded Fountain during 1979 and became Chief Executive Officer of the Company upon its acquisition of Fountain during 1986.

     Anthony J. Romersa, age 55, was appointed as Executive Vice President and Chief Operating Officer of the Company and Fountain during August 1998. He has over 20 years of experience in the boating industry and, prior to joining the Company, had served as Director of Planning C Marine Operations with Brunswick Corp. since 1986.

     David A. Simmons, age 63, was appointed to serve as Chief Financial Officer of the Company and Fountain during September 2000. He previously served as Chief Financial Officer of Century Boat Company (boat manufacturer) from 1993 through 1997, and as Chief Financial Officer of Loe's Highport, Inc. (marina and retail boat sales) since 1998. Mr. Simmons previously was employed by the Company as Vice President and Chief Financial Officer from 1989 through 1991 and as Controller from 1997 through 1998. He has a total of 20 years experience in the boating industry.

Executive Compensation

     Cash Compensation. The following table contains information regarding cash and certain other compensation paid to or deferred by certain of the Company's executive officers for the fiscal years listed. The Company's executive officers serve and are compensated as officers and employees of Fountain, and no separate cash compensation is paid to any officer for his or her service as an officer of the Company.


                         SUMMARY COMPENSATION TABLE
__________________________________________________________________________

                       Annual Compensation           Long term
                          Compensation              compensation
                  _____________________________ _____________________
                                                           Securities  All
Name and                           Other annual Restricted Underlying  Other
Principal  Fiscal                  Compensation   Stock    options     Compen
Position    Year  Salary(1)  Bonus       (2)      awards     (#)       sation
__________ ______ _________ _______ ___________ __________ __________ ________

Reginald M. 2000  $361,330  $81,438     $-0-       $-0-        -0-    $  -0-
Fountain
 President  1999   350,000    -0-        -0-        -0-        -0-       -0-
 and Chief
 Executive  1998   350,000  192,023      -0-        -0-        -0-       -0-
 Office

Anthony J.  2000   184,347   16,288      -0-        -0-        -0-    5,771(3)
Romersa
 Executive  1999   131,731    -0-        -0-        -0-      30,000   1,477(3)
 Vice
 President  1998      -        -          -          -          -         -
 and Chief
 Operating
 Officer
__________________

(1) Includes amounts deferred at Mr. Romersa's election pursuant to Fountain's Section 401(k) plan. Mr. Fountain does not participate in that plan. Mr. Romersa was employed by Fountain for only a portion of Fiscal 1999.
(2) In addition to compensation paid in cash, Fountain's executive officers receive certain personal benefits. The value of such benefits received by each executive officer each year did not exceed 10% of his cash compensation for that year.
(3) Consists of Fountain's contributions to the Section 401(k) plan for Mr. Romersa's account.

     Employment Contracts and Termination of Employment and Change-in-Control Arrangements. Mr. Fountain is employed as an officer of Fountain pursuant to a 1989 employment agreement which provides for automatic renewal at the end of each year for an additional one-year period until terminated as provided therein. Pursuant to the agreement, Mr. Fountain receives base salary in an amount approved by the Board of Directors (but not less than $104,000), an annual cash bonus in an amount equal to 5% of the Company's consolidated net income (calculated after deductions of profit sharing contributions and before deductions for income taxes, but not more than $250,000), and certain other benefits.

     Mr. Romersa is employed as an officer of Fountain pursuant to an employment agreement entered into during Fiscal 1999 which provides for a term ending August 23, 2001. Pursuant to the agreement, Mr. Romersa receives base salary in an amount approved by the Board of Directors (but not less than $160,000), an annual cash bonus equal to 1% of Fountain's net profits before taxes and before the deduction of bonuses paid to other officers, and certain other benefits. In the event (i) Mr. Romersa's employment is terminated within 24 months following a "change in control" (as defined in the agreement) of the Company or Fountain (other than a termination for retirement, death, disability, or "Cause," as defined in the Agreement), or (ii) following any Change in Control, and without his consent, Mr. Romersa's job location is transferred an unreasonable distance from Washington, NC, he is not paid salary or bonus at the rates described in the agreement, other employee benefits are reduced or eliminated in a manner that does not apply proportionately to all salaried employees, or he is assigned duties inconsistent with his position, duties or status at the time of the Change in Control, then he will be entitled to receive (or, in the case of a change in job location, he may terminate his own employment and be entitled to receive) from Fountain all compensation he would have been entitled to receive under the agreement and which then remains unpaid, but not more than the amount of his then current base salary for two years. The agreement may be terminated by Fountain for Cause.

     Employee Stock Options. The following table contains information regarding options to purchase shares of the Company's common stock held at the end of Fiscal 2000 (June 30, 2000), by the Company's executive officers named in the Summary Compensation Table above.

             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                       FISCALYEAR-END OPTION VALUES
______________________________________________________________________________

                            Number of securities
                           underlying enexercised      Value of unexercised
                             options at fiscal        in-the-money options at
                                  year-end                fiscal year-end
                           _________________________ _________________________
          Shares
         acquired
            on     Value
  Name   Exercise realized Exercisable Unexercisable Exercisable Unexercisable
________ ________ ________ ___________ _____________ ___________ _____________
Reginald   (1)      (1)     450,000(2)      -0-          (4)           -
M.
Fountain,
Jr.

Anthony    (1)      (1)      25,000(3)    5,000(3)       (4)          (4)
J.
Romersa
________

(1)  No options were exercised during Fiscal 2000.
(2)  The options are exercisable at a price of $4.67 per share and expire on August 4, 2005.
(3) Includes options to purchase an aggregate of 30,000 shares at a price of $5.00 per share which became exercisable as to 5,000 shares each calendar quarter-end, beginning June 30, 1999, and, which expire on January 11, 2004. At June 30, 2000, the options had become exercisable as to an aggregate of 25,000 shares and remained unexercisable as to 5,000 shares. The options became exercisable as to the remaining 5,000 shares on September 30, 2000.
(4) The options had no value on June 30, 2000, or on December 27, 2000, since, on each of those dates, the aggregate exercise price of the options exceeded the aggregate market value of the underlying shares (based on the closing sale prices of the Company's common stock on those dates).

Related Party Relationships and Transactions

     David L. Woods, a new nominee for election as a director of the Company, is co-owner and manager of Pier 57 Boat Sales and Service, Counce, Tennessee, which is a Fountain Powerboat dealer. During Fiscal 2000, Mr. Woods' dealership purchased 25 powerboats from Fountain for an aggregate wholesale price of $3,697,889 (approximately 6% of Fountain's aggregate powerboat sales for that fiscal year), received payments of approximately $161,100 from Fountain under dealer sales award and promotion programs that are available to all dealers, and paid Fountain approximately $100,000 for non-warranty service work.

     Information regarding services provided to Fountain by Mark L. Spencer, a director of the Company, is contained under the caption "Compensation Committee Interlocks and Insider Participation."

Performance Graph

     The following line graphs compare the cumulative total shareholder return (the "CTSR") on the Company's common stock during the previous five fiscal years with the CTSR over the same measurement period of the S&P 500 index and the S&P Leisure Time (Products) index. Each line graph assumes $100 invested on June 30, 1995, and that dividends were reinvested in additional shares. However, since the Company has not paid dividends on its common stock during the previous five years, no reinvestment is included in the calculation of the CTSR on the Company's common stock. Accumulated returns are indicated through June 30, 2000.

        Comparison of Five-Year Cumulative Total Return
      among the Company's Common Stock, the S&P 500 Index,
           and the S&P Leisure Time (Products) Index



[GRAPH]



PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Company's current independent public accounting firm, Pritchett, Siler & Hardy, P.A., has been appointed by the Board of Directors to serve as the Company's independent accountants again for Fiscal 2001, and a proposal to ratify that appointment will be submitted for voting by shareholders at the Annual Meeting. Representatives of Pritchett, Siler & Hardy, P.A. are not expected to attend the Annual Meeting.

     The Board of Directors recommends that shareholders vote "For" Proposal 2. To be approved, votes cast in favor of Proposal 2 at the Annual Meeting must exceed the votes cast in opposition.

                   PROPOSALS OF SHAREHOLDERS

     Any proposal of a shareholder which is intended to be presented for action at the 2002 Annual Meeting must be received by the Company in writing at its main office in Washington, North Carolina, no later than September 7, 2001, to be considered timely received for inclusion in the proxy statement and form of appointment of proxy distributed by the Company in connection with that meeting. In order to be included in the Company's proxy materials related to a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value of shares of the Company's common stock entitled to be voted on that proposal at the meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

     Written notice of a shareholder proposal intended to be presented for action at the 2002 Annual Meeting but which is not intended to be included in the Company's proxy statement and form of appointment of proxy must be received by the Company at its main office in Washington, North Carolina, no later than November 21, 2001, in order for that proposal to be considered timely received for purposes of the Proxies' discretionary authority to vote on other matters presented for action by shareholders at that meeting.

                   ANNUAL REPORT ON FORM 10-K

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Securities and Exchange Commission, including without limitation proxy statements, annual reports and quarterly reports.

     A copy of the Company's Annual Report on Form 10-K for Fiscal 2000, which ended June 30, 2000, as filed with the Securities and Exchange Commission, will be provided without charge upon the written request of any shareholder entitled to vote at the Annual Meeting. Requests for copies should be directed to David A. Simmons, Chief Financial Officer, Fountain Powerboat Industries, Inc., Post Office Drawer 457, Washington, North Carolina 27889 (Telephone 252-975-2000).





January 5, 2001

                                                            Appendix A



              FOUNTAIN POWERBOAT INDUSTRIES, INC.

                    AUDIT COMMITTEE CHARTER

     The Audit Committee (the "Committee") of the Board of Directors (the "Board) of Fountain Powerboat Industries, Inc. (the "Company") will have the oversight responsibility, authority and specific duties as described below.

COMPOSITION

     The Committee will be comprised of three or more directors as determined by the Board. The members of the Committee will meet the independence and experience requirements of The Nasdaq Stock Market ("Nasdaq") then in effect. The members of the Committee for the following year will be elected by the Board annually at the organizational meeting of the full Board held following the annual meeting of shareholders. The Committee will elect one of its members to serve as Chairman.

RESPONSIBILITY

     The Committee is a part of the Board. It's primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission ("SEC"); (ii) the system of internal controls that management has established; and (iii) the internal and external audit process. In addition, the Committee provides an avenue for communication between internal audit, the independent accountants, financial management and the Board. The Committee should have a clear understanding with the independent accountants that they must maintain an open and transparent relationship with the Committee and that the ultimate accountability of the independent accountants is to the Board and the Committee. The Committee will make regular reports to the Board concerning its activities.

     While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor, or to assure compliance with laws and regulations and the Company's business conduct guidelines.

AUTHORITY

     Subject to the prior approval of the Board, the Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company. In that regard, the Committee will have the authority to approve the retention of external professionals to render advice and counsel in such matters. All employees will be directed to cooperate with respect thereto as requested by members of the Committee.

MEETINGS

     The Committee is to meet at least once annually and as many additional times as the Committee deems necessary. Content of the agenda for each meeting should be cleared by the Chairman. The Committee is to meet in separate executive sessions with the chief financial officer, independent accountants and internal audit at least once each year and at other times when considered appropriate.

ATTENDANCE

     Committee members will strive to be present at all meetings. As necessary or desirable, the Chairman may request that members of management and representatives of the independent accountants and internal audit be present at Committee meetings.

SPECIFIC DUTIES

     In carrying out its oversight responsibilities, the Committee will:

1. Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval, all of which should be done in compliance with applicable Nasdaq requirements pertaining to audit committees;

2. Review with the Company's management, internal audit and independent accountants the Company's accounting and financial reporting controls, and obtain annually in writing from the independent accountants their letter as to the adequacy of such controls;

3. Review with the Company's management, internal audit and independent accountants significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements, and discuss with the independent accountants their judgements about the quality (not just the acceptability) of the Company's accounting principles used in financial reporting;

4. Review the scope of internal audit's work plan for the year, and receive a summary report of major findings by internal auditors and how management is addressing the conditions reported;

5. Review the scope and general extent of the independent accountants' annual audit, which review should include an explanation from the independent accountants of the factors considered by the accountants in determining the audit scope, including the major risk factors;

6. Confirm with the independent accountants each year that no limitations have been placed on the scope or nature of their audit procedures, and review annually with management the fee arrangement with the independent accountants;

7. Have a predetermined arrangement with the independent accountants that they will (i) advise the Committee, through its Chairman and management of the Company, of any matters identified through procedures followed for interim quarterly financial statements, and that such notification is to be made prior to the related press release or, if not practicable, prior to filing Forms 10-Q, and (ii) receive a written confirmation provided by the independent accountants at the end of each of the first three quarters of the year that they have nothing to report to the Committee, if that is the case, or the written enumeration of required reporting issues;

8.   At the completion of the annual audit, the Committee will:

     - Review and discuss with management, internal audit and the independent accountants the annual audited financial statements and related footnotes, and other financial information, to be included in the Company's annual report to shareholders and Form 10-K;

     - Review and discuss with management, internal audit and the independent accountants the results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application;

     - Review and discuss with management, internal audit and the independent accountants any significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit, inquire about the cooperation received by the independent accountants during their audit, including access to all requested records, data and information, and inquire of the independent accountants whether there have been any disagreements with management, which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company's financial statements;

     - Receive and review matters required to be communicated by the independent accountants by Statement of Auditing Standards (SAS) 61, as amended by SAS 90, relating to the conduct of the audit, and receive the written communication provided by the independent accountants concerning their judgement about the quality of the Company's accounting principles, as outlined in SAS 61, as amended by SAS 90, and that they concur with management's representation concerning audit adjustments;

     - Inquire as to the independence of the independent accountants, obtain from the independent accountants a formal written disclosure and statement delineating all relationships between the independent accountants and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact their objectivity and independence, and take, or recommend that the full Board take, appropriate action to oversee the independence of the independent accountants;

     and, if deemed appropriate based on such inquiry, review and discussion, recommend to the Board that the financial statements be included in the Company's annual report on Form 10-K.

9. After preparation by management and review by internal audit and independent accountants, review and approve the "Audit Committee Report" required under SEC rules to be included in the Company's annual proxy statement, and cause this charter to be published as an appendix to the proxy statement every three years;

10. Discuss with the independent accountants the quality of the Company's financial and accounting personnel, and elicit the comments of management regarding responsiveness of the independent accountants to the Company's needs;

11. Meet with management, internal audit and the independent accountants to discuss any relevant significant recommendations that the independent accountants may have, particularly those characterized as "material" or "serious," which typically are presented by the independent accountants in the form of a Letter of Comments and Recommendations to the Committee, and review responses of management to the Letter of Comments and Recommendations from the independent accountants and receive follow-up reports on action taken concerning the aforementioned recommendations;

12. Recommend to the Board the selection, retention or termination of the Company's independent accountants;

13. Review the appointment and replacement of the senior internal audit executive;

14. Review with management, internal audit and the independent accountants the methods used to establish and monitor the Company's policies with respect to unethical or illegal activities by employees of the Company and its subsidiaries that may have a material impact on the financial statements;

15. Generally as part of the review of the annual financial statements, receive an oral report(s), at least annually, from the Company=s counsel concerning legal and regulatory matters that may have a material impact on the financial statements; and,

16. As the Committee may deem appropriate, obtain, weigh and consider expert advice as to Audit Committee-related rules of the SEC and Nasdaq, statements on auditing standards, and other accounting, legal and regulatory provisions.